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                                                               Exhibit 10.3

                                DATASCOPE CORP.

                             ANNUAL INCENTIVE PLAN
                           (AS OF SEPTEMBER 17, 1997)

     Section 1. Purpose. The purpose of the Datascope Corp. Annual Incentive Plan (the "Plan") is to benefit and advance the interests of Datascope Corp., a Delaware corporation (the "Company"), by rewarding selected employees of the Company and its subsidiaries and divisions (each such subsidiary or division is referred to herein as a "Business Unit") for their contributions to the Company's financial success and thereby motivate them to continue to make such contributions in the future by granting annual performance-based awards ("Awards").

     Section 2. Administration of the Plan.

     (a) Generally. The Plan shall be administered by the Compensation Committee ("Committee") of the Company's Board of Directors ("Board"). The Committee shall consist of two or more directors, each of whom is an "outside director" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder (the "Code")). The Committee is authorized to administer, interpret and apply the Plan and from time to time may adopt such rules, regulations and guidelines consistent with the provisions of the Plan as it may deem advisable to carry out the Plan, except that the Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Committee. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and Participants (as defined below). The Committee shall have authority to determine the terms and conditions of the Awards granted to Participants (as defined below).

     (b) Delegation. The Committee may delegate its responsibilities for administering the Plan to the Chief Executive Officer, as the Committee deems necessary. However, the Committee shall not delegate its responsibilities under the Plan relating to (i) the Chief Executive Officer and (ii) any other Participant who is designated by the Committee, either (x) prior to the Determination Date (as defined below) or (y) such later date as such Participant commences employment, to be a "covered employee" within the meaning of Section 162(m) of the Code whose "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) for such Performance Period (as defined below) is expected to exceed $1,000,000 (each a "Covered Employee"). For purposes of the Plan, (i) "Performance Period" means the current Fiscal Year (as defined below) of the Company, and (ii) "Fiscal Year" means the fiscal year ending on June 30 or such other period that the Company may hereafter adopt as its fiscal year.

     (c) Reliance and Indemnification. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. Neither any member of the Committee nor the Chief Executive Officer shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee or the Chief Executive Officer with respect to the Plan or Awards granted hereunder, and all members of the Committee and the Chief Executive Officer shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

     Section 3. Eligible Persons; Participants. Only employees of the Company or its Business Units who are at the level of Manager or at a more senior level are eligible to participate in the Plan ("Eligible Persons"). An Eligible Person shall participate in the Plan during a Performance Period only if such Eligible Person commenced employment before the end of either (a) the first quarter of such Performance Period (in the case of an Eligible Person who would be a Covered Employee), or (b) the second quarter of such Performance Period (in the case of an Eligible Person who would not be a Covered Employee) (each a "Participant"). An individual shall not be deemed an employee for purposes of the Plan unless such individual receives

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compensation from either the Company or one of its Business Units for services performed as an employee of the Company or any one of its Business Units.

     Section 4. Awards. Awards may be granted only to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan.

     Section 5. Determination of Targets, Performance Thresholds and Base Salary Percentage. Prior to the beginning of each Performance Period or (x) with respect to Covered Employees, prior to any later date described in Treasury Regulation 1.162-27(e)(2) (or any successor thereto), or (y) with respect to any Participants who are not Covered Employees who have commenced employment within the time limit specified in Section 3, on such date of commencement (each a "Determination Date"), the Committee shall adopt each of the following:

          (a) with respect to each Covered Employee, one or more Targets, which shall be equal to a desired level or levels for any Fiscal Year of any or a combination of the following business criteria on an absolute or relative basis (including comparisons of results for the Performance Period to either (x) results for the prior Fiscal Year or (y) budget for the Performance Period), and measured before extraordinary items and/or special items: (i) net sales, (ii) pre-tax earnings, (iii) after-tax earnings, (iv) operating earnings, and (v) earnings per share, each as determined in accordance with generally accepted accounting principles consistently applied for the Company on a consolidated basis (collectively, the "Financial Criteria"); provided, however, that with respect to any Covered Employee who is employed by a Business Unit, the Financial Criteria shall be based on the results of such Business Unit and consolidated results of the Company;

          (b) with respect to each Participant who is not a Covered Employee, one or more Targets, which shall be equal to a desired level or levels for any Fiscal Year of any, or a combination of any, quantitative criteria (including, without limitation, any Financial Criteria) or qualitative criteria (collectively, the "Individual Criteria"); provided, however, that with respect to such Participants who are employed by a Business Unit, the Financial Criteria may be based on the results of such Business Unit rather than consolidated results of the Company, or a combination of the two;

          (c) a Performance Threshold, with respect to each Target, based upon one or more Financial Criteria or Individual Criteria, as applicable, representing a minimum amount which, if not exceeded, would result in no Award being made to the Participant; and

          (d) a Base Salary Percentage, representing the percentage of such Participant's Base Salary (as defined in Section 7) in effect at the time such Participant's Targets are established, which shall be payable as an Award (subject to modification under Section 7(b)) in the event that 100% of such Participant's Targets are achieved.

     The Committee shall also determine on each Determination Date for each Participant a mathematical formula or matrix which shall contain weighting for each Target and indicate the extent to which Awards will be made (subject to modification under Section 7(b)) if such Participant's Performance Thresholds are exceeded, including if such Participant's Targets are achieved or exceeded.

     Section 6. Calculation of Awards; Certification; Payment; Deferral. As soon as practicable after the end of the Performance Period, and subject to verification by the Company's independent auditors of the applicable Financial Criteria, the Committee shall determine with respect to each Participant whether and the extent to which such Participant's Performance Thresholds were exceeded, including the extent to which, if any, each Target was attained or exceeded. Such Participant's Award, if any, shall be calculated in accordance with the mathematical formula or matrix determined pursuant to Section 5, and subject to the limitations set forth in Section 7 hereof. The Committee shall certify in writing to the Board the amount of such Award and whether each material term of the Plan relating to such Award has been satisfied. Subject to Section 8 hereof, such Award shall become payable in cash as promptly as practicable thereafter. However, from time to time, prior to the beginning of a Performance Period, the Committee may, in its sole discretion (under uniform rules applicable to all Participants and in compliance with applicable law in effect at such time), offer Participants

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the opportunity to defer receipt of all or a portion of any Award that is made
(subject to modification under Section 7(b)) for such Performance Period.

     Section 7. Limitations; Modifications to Awards. Each Award determined pursuant to Section 6 hereof shall be subject to modification or forfeiture in accordance with the following provisions:

          (a) Limitations. The aggregate amount of any Award to any Participant for any Performance Period shall not exceed the lesser of either (x) the amount determined by multiplying such Participant's Base Salary by a factor of two (2) or (y) $3,000,000. For purposes of the Plan, "Base Salary" shall mean the annual base salary of the Participant on the first day of such Performance Period or, in the case of a Participant commencing employment after such date (to the extent permitted by Section 3), such Participant's annual base salary on the date of such commencement.

          (b) Modifications. The Committee may, in its sole discretion, (i) increase, decrease or eliminate the Award payable to any Participant who is not a Covered Employee and who would not become a Covered Employee as a result of such increase or (ii) decrease or eliminate the Award payable to any Covered Employee, to reflect the individual performance and contribution of, and other factors relating to, such Participant. The determination of the Committee shall be final and conclusive.

     Section 8. Employment Requirement. No Participant shall have any right to receive payment of any Award unless such Participant remains in the employ of the Company or a Business Unit through the date of certification of such Award; provided, however, that the Committee may, in its sole discretion, pay all or any part of an Award to any Participant who, prior to such date of certification, retires, dies or becomes permanently disabled or where other special circumstances exist with respect to such Participant, so long as such Participant exceeded such Participant's Performance Thresholds. The maximum amount of such payment, if any, will be calculated, and to the extent determined by the Committee, paid as provided in Section 6 (subject to modification under Section 7(b)). The determination of the Committee shall be final and conclusive.

     Section 9. Miscellaneous.

     (a) No Contract; No Rights to Awards or Continued Employment. The Plan is not a contract between the Company and any Participant or other employee. No Participant or other employee shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company or any of its Business Units.

     (b) No Right to Future Participation. Participation in the Plan during one Performance Period shall not guarantee participation during any other Performance Period.

     (c) Restriction on Transfer. The rights of a Participant with respect to Awards under the Plan shall not be transferable by the Participant to whom such Award is granted (other than by will or the laws of descent and distribution), and any attempted assignment or transfer shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company's obligation under the Plan to pay any Award with respect to such Participant.

     (d) Tax Withholding. The Company or a subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant's beneficiary or beneficiaries any Federal, state or local taxes required by law to be withheld with respect to such payments.

     (e) No Restriction on Right of Company to Effect Changes. The Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event involving the Company or a subsidiary thereof or any other event or series of events, whether of a similar character or otherwise.

     (f) Source of Payments. The Plan shall be unfunded. The Plan shall not create or be construed to create a trust or separate fund or segregation of assets of any kind or a fiduciary relationship between the Company and a Participant or any other individual, corporation, partnership, association, joint-stock company,

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trust, unincorporated organization, or government or political subdivision thereof. To the extent that any Participant is granted an Award under Section 6 (subject to modification under Section 7(b)), such Participant's right to receive such Award shall be no greater than the right of any unsecured general creditor of the Company.

     (g) No Interest. If the Company for any reason fails to make payment of an Award at the time such Award becomes payable, the Company shall not be liable for any interest or other charges thereon.

     (h) Amendment and Termination. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No such amendment shall be effective which alters the Award, Target or other criteria relating to an Award applicable to a Covered Employee for the Performance Period in which such amendment is made or any prior Performance Period, except any such amendment that may be made without causing such Award to cease to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code.

     (i) Governmental Regulations. The Plan, and all Awards hereunder, shall be subject to all applicable rules and regulations of governmental or other authorities.

     (j) Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

     (k) Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey, without regard to the choice-of-law principles thereof, and applicable federal law.

     (l) Severability. If any term or provision ("Provision") of the Plan or the application thereof (i) as to any Participant or circumstance (other than as described in clause (ii)) is, to any extent, found to be illegal or invalid, or
(ii) would cause any Award to any Covered Employee not to constitute performance-based compensation under Section 162(m)(4)(C) of the code, then the Committee shall sever such Provision from the Plan and, thereupon, such Provision shall not be a part of the Plan.

     (m) Effective Date. The Plan shall be effective as of July 1, 1997; provided, however, that it shall be a condition to the effectiveness of the Plan, and any Awards made on or after July 1, 1997, that the shareholders of the Company ("Shareholders") approve the Plan at the 1997 Annual Meeting of Shareholders. Such approval shall meet the requirements of Section 162(m) of the Code and the regulations thereunder. If such approval is not obtained, then the Plan shall not be effective and any Award made on or after July 1, 1997 shall be void ab initio.

     (n) Approval and Reapproval by Shareholders.  To the extent required under
Section 162(m) of the Code, (i) any change to the material terms of the Financial Criteria shall be disclosed to and approved by the Shareholders at the next Annual Meeting of Shareholders to be held following such change, and (ii) the material terms of the Financial Criteria shall be disclosed to and reapproved by the Shareholders no later than the Annual Meeting of Shareholders that occurs in the fifth year following the year in which Shareholders approve the Financial Criteria.

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